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July 14, 1997



Mr. Scott R. Creasman
2905 Elmridge Drive
Flower Mound, Texas  75028

Dear Scott:

Our offer to you for employment as Vice President-Controller of Tyler Corporation is outlined below:


1. BEGINNING SALARY - $7,917 per month starting August 4, 1997. You will also be considered for a discretionary salary review at the end of this calendar year.

2. BONUS - Full eligibility into the new Tyler bonus plan to be implemented this calendar year with cash bonus target of 25% of base salary when Tyler and or you reach established goals of earnings, return on net assets, percentage growth in earnings--whatever goals and standards are finally adopted or agreed by Tyler. For the remainder of 1997, your bonus would be discretionary with the company, up to $10,000 based on performance.

3. OPTIONS - Tyler will grant you an option for 50,000 shares at closing price on August 4, 1997, the day you become an employee--20% to vest immediately and 20% per year for the next 4 years, all or substantially all of which would be ISOs, if possible.

4. VESTING - All unvested options would become immediately vested and exercisable in the event of a change in control of Tyler and in a manner consistent with the terms of my option agreements. Other terms not specified in the above, would be consistent with my option agreements.

5. POSITION - Vice President-Controller reporting to the Senior Vice President and Chief Financial Officer. Your office would initially be located in Tyler's Dallas office on San Jacinto Street, but you will relocate to Houston in conjunction with the Tyler Company's move from Dallas. See item 8 below regarding relocation.

6. CORPORATE BENEFITS - Normal benefits for corporate officers of Tyler, including insurance, annual physical, reimbursement of reasonable business expenses, car allowance of $500 per month, appropriate professional fees and dues (i.e. CPA related), continuing professional education programs (primarily to maintain CPA license), cellular phone and associated monthly charges and company long distance calling card.
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Mr. Scott R. Creasman
July 14, 1997
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7.       SEVERANCE - If you are terminated by Tyler for any reason other than fraud, theft, gross negligence, or personal malfeasance, you will receive a lump sum cash severance payment equal to one year, then current, base salary in release of all your claims against the Company. If you were to be terminated as a result of a change in control (as defined in my option agreement), you would receive a lump sum cash severance of one year's salary also in release of all your claims against the Company. In either event of termination, you would receive medical benefits, paid by the Company, up to twelve (12) months, or a shorter period, should you secure comparable employment elsewhere.

8. RELOCATION - The Company will incur all reasonable costs associated with your relocation to Houston. You will use best efforts to minimize the costs and provide a complete accounting to David Tusa.

9.       START DATE - Commencing  August 4, 1997.


If you  have any questions, please feel free to contact David Tusa or me.

Very truly yours,



Bruce Wilkinson


AGREED AND ACCEPTED


/s/ SCOTT R. CREASMAN
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Scott R. Creasman